Exhibit (l)(1)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

September 9, 2016

VanEck Coastland Online Finance Fund

666 Third Avenue, 9th Floor

New York, NY 10017

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to VanEck Coastland Online Finance Fund, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-205788 as originally filed on July 21, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on September 18, 2015, February 16, 2016, July 5, 2016, August 12, 2016, September 2, 2016 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance of the Trust’s common shares of beneficial interest, par value $0.001 per share (“Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	a draft of the Underwriting Agreement;

(iii)	the Amended and Restated Agreement and Declaration of Trust;

(iv)	the Amended By-Laws of the Trust; and

(v)	resolutions of the board of trustees of the Trust relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees, employees and representatives of the Trust.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies.  In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Trust).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Trust of payment therefor at a price per Share as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is limited to the laws of the State of Delaware and judicial interpretations thereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Opinions” and “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP